UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 22, 2013

PATIENT SAFETY TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in its Charter)

DELAWARE	001-09727	13-3419202
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 VENTURE PLAZA, SUITE 350, IRVINE, CALIFORNIA 92618
(Address of Principal Executive Offices) (Zip Code)

(949) 387-2277
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 20, 2013, Patient Safety Technologies Inc. (the “Company”) and its wholly-owned subsidiary, SurgiCount Medical, Inc. (the “Subsidiary” and together with the Company, the “Borrowers”), entered into a Loan Agreement (the "Loan Agreement") with Diamond Creek Capital, LLC (“Diamond Creek”) pursuant to which Diamond Creek agreed to make available a term loan in the principal amount of up to $5,000,000. The Borrowers have drawn down an initial $4,000,000 under the Loan Agreement.

The term of the Loan Agreement is five years with an approximately14% all in rate throughout the term of the loan. Principal amounts borrowed under the Loan Agreement bear interest from the funding date of the applicable advance at 13% per annum. Upon closing, the Borrowers paid a one-time non-refundable closing fee of 2% of the amount initially drawn upon. In addition there is a monitoring fee of $1,500 a month while any obligation remains outstanding.

The principal and accumulated interest is payable in equal monthly installments of principal and interest based upon an amortization schedule equal to sixty (60) consecutive months with the first interest payment due on December 1, 2013. Monthly principal installments of (i) $50,000 are payable on the first day of each calendar month beginning on December 1, 2015 and continuing through November 1, 2016, and (ii) $75,000 are payable on the first day of each calendar month beginning on December 1, 2016 and continuing through November 1, 2018. The remaining principal balance and all accrued but unpaid interest thereon will be due and payable on November 20, 2018. At its option, the Borrowers may prepay all amounts owed under the Loan Agreement, subject to a prepayment charge (the "Prepayment Charge") that is determined based on the date the principal amounts are repaid, and apply to the first and second years of the five year loan term. Upon a change of control, the Borrowers will be required to prepay all of their obligations under the Loan Agreement, including all principal amounts and accrued interest as well as a reduced Prepayment Charge.

In connection with the Loan Agreement, the Borrowers granted to Diamond Creek a first priority security interest in all of the Borrowers’ property, inventory, assets and intangible assets now owned or hereafter acquired. The Loan Agreement also provides for standard indemnification of Diamond Creek and contains representations, warranties and certain covenants of the Borrowers. The assertions embodied in those representations and warranties were made for purposes of the Loan Agreement and are subject to qualifications and limitations agreed by the parties in connection with the negotiation of the terms of the Loan Agreement. In addition, certain representations and warranties may be made as of a specific date, may be subject to a contractual standard of materiality different from that which an investor might view as material, or may have been used for purposes of allocating risk between the respective parties, rather than establishing matters as facts.

The $4 million proceeds initially drawn down under the Loan Agreement are expected to help better position the Company to fund continued growth of the business and to provide added resources to help manage our product supply chain, including any possible release of Forward Order inventory held by Cardinal Health, Inc., which the Company has previously disclosed in our Forms 10-K and 10-Q could impact our operating cash flows during 2014.

The foregoing description of the Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the Loan Agreement, which is filed as an exhibit to this Form 8-K.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 8.01 Other Events

On November 22, 2013, the Company issued a press release announcing the entry into the Loan Agreement. A copy of that press release is attached hereto as Exhibit 99.1.

Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits.

10.1	Loan Agreement with Diamond Creek Capital, LLC dated November 20, 2013.

99.1	Press Release issued on November 22, 2013.

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PATIENT SAFETY TECHNOLOGIES, INC.

Date: November 22, 2013	By:	/s/ David C. Dreyer
David C. Dreyer, Executive Vice President,
Chief Financial Officer, and Secretary

 3